Exhibit 77(Q)(1)(a)(i)

                               AMENDED SCHEDULE A

                               with respect to the

                              AMENDED AND RESTATED
                        IN VESTMENT MANAGEMENT AGREEMENT

                                     between

                           ING INVESTMENT FUNDS, INC.

                                       and

                              ING INVESTMENTS, LLC

                            Annual Investment Management Fee
                            --------------------------------
Fund                        (as a percentage of average daily net assets)
----

ING MagnaCap Fund           1.00% of the first $30 million of assets
                            0.75% on the next $220 million
                            0.625% on the next $200 million
                            0.50% of the assets in excess of $450 million